Savings Plan of Xerox Corporation and the
Xerographic Division, Rochester Regional Joint
Board on Behalf of Itself and Other Regional Joint
Boards
Financial Statements and Supplemental Schedule
To Accompany 2010 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
December 31, 2010 and 2009

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Index
December 31, 2010 and 2009

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of
Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional Joint Board
on Behalf of Itself and Other Regional Joint Boards
In our opinion, the accompanying statements of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the “Plan”) at December 31, 2010 and 2009, and the changes in assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
June 15, 2011

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Statements of Assets Available for Benefits
December 31, 2010 and 2009

(in thousands)	2010	2009
ASSETS
Investment interest in Master Trust at fair value (Note 4)	$255,364	$242,473
Participant loans receivable	11,443	11,598
Employer contributions receivable	506	583
Employer settlement receivable (Note 11)	—	2,695

Total assets	267,313	257,349

Adjustment from fair value to contract value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts (Note 6)	(1,131)	1,581

Assets available for benefits	$266,182	$258,930

The accompanying notes are an integral part of these financial statements.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Statement of Changes in Assets Available for Benefits
Year Ended December 31, 2010

(in thousands)
Additions to assets attributed to
Contributions
Participant	$6,370
Employer	1,970
Rollovers (from RIGP — Union) (Note 9)	3,375

Total contributions	11,715

Interest income on participant loans	479
Net appreciation from plan interest in Master Trust, net of administrative expenses	24,819

Total additions	37,013

Deductions from assets attributed to
Benefits paid to participants	29,512
Transfers out to affiliated plan (Note 9)	119
Administrative expenses	130

Total deductions	29,761

Net increase	7,252

Assets available for benefits
Beginning of year	258,930

End of year	$266,182

The accompanying notes are an integral part of these financial statements.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
1.	Description of the Plan

The following description of the Plan provides only general information. The Plan is subject to the provisions of the Employee Retirement Income Security Act (“ERISA”) of 1974. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all domestic full and part-time Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the “Union”) employees of Xerox Corporation (the “Company”). Employees are eligible to participate in the Plan immediately upon date of hire.

Contributions

Subject to limits imposed by the Internal Revenue Code (the “Code”), eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age 50 by the end of the plan year may make an additional catch-up contribution up to $5,500. Participants direct the investment of their contributions into various investment options offered by the Plan.

As it relates to employees hired prior to January 1, 2006, eligible employees receive a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis, which equals a maximum match of 3% of annual pay up to the Internal Revenue Service (“IRS”) 401(k) elective deferral limit. To be eligible to receive the matching Company contribution, the employee has to be actively employed on the last business day of the calendar quarter for which the allocation occurs or has retired, died, begun an approved leave, become disabled, or been laid off during the calendar year.

Eligible employees hired on or after January 1, 2006 receive a Company match of 50 cents on the dollar up to 4% of pay saved on a before-tax basis, which equals a maximum match of 2% of annual pay up to the IRS 401(k) elective deferral limit. To be eligible to receive the matching Company contribution, the employee has to be actively employed on the last business day of the calendar quarter for which the allocation occurs or has retired, died, begun an approved leave, become disabled, or been laid off during the calendar year. Eligible employees hired on or after January 1, 2006 also automatically receive a 4% of pay contribution to the Plan.

Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump sum amount equal to the value of his or her account. Participants who are retiree eligible (at least 55 years of age with at least 10 years of service) when service is terminated can receive installments.

Investment Options

Plan participants are able to direct the investment of their plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of 10 Lifecycle Funds, 13 Focused Strategy Funds that include passively and actively managed options and the Company stock fund.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Participant Loans Receivable

Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years, and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the 15th day of the month prior to the first day of the quarter to which it is to apply, plus 1% as set on January 1, April 1, July 1, and October 1 by the plan administrator. Principal and interest payments on the loans are redeposited into the participants’ accounts based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates for loans ranged from 4.25% to 10.50% at December 31, 2010 and 2009, with loans maturing at various dates through 2024.

Participant Accounts

Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.

Administration

The Joint Administrative Board (“JAB”) is the plan administrator and is responsible for the general administration of the Plan and for carrying out the plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the “Trustee”). Hewitt Associates is the record keeper of the Plan.

Plan Termination

The Plan was established with the expectation that it will continue indefinitely; however, the Company and the Union reserve the right to amend or terminate the Plan.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Benefit Payments

Benefit payments are recorded when paid.

Participant Loans Receivable

Loans receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

Contributions

Employee contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (Master Trust). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.

Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

Valuation of Investments and Income Recognition

The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment Company funds are valued at the net asset value as reported by the fund at year-end. Common and preferred stock are stated at fair value based on published market closing prices. Investments in fixed income securities are valued by a pricing service which determines valuations of normal institutionalized trading units of such securities using methods based upon market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the Trustee of the Trust. The fair value of the common collective trusts are valued at the closing net asset value on the last business day of the year. Limited partnerships are valued at estimated fair value based on fair value as reported in the audited financial statements. Real estate trusts are valued at estimated fair value based on information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

As described by Accounting Standards Codification (“ASC”) 946-210-45 through 946-210-55, Reporting of Fully Benefit-Responsive Investment Contracts, investments relating to fully benefit responsive investment contracts held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement criteria for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the ASC, the statements of assets available for benefits present the fair value of the Master Trust’s investment in the Stable Value Option (Note 6) and the adjustment from fair value to contract value. The statement of changes in assets available for benefits is prepared on a contract value basis.

Administrative Expenses

Certain administrative expenses, such as Trustee, record keeping, and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss).

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Expenses paid by the Plan include legal and audit fees. Certain other administrative expenses are paid by the Company.

Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the statements of assets available for benefits and the statement of changes in assets available for benefits.

The Plan invests a portion of its assets in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06 aimed at improving disclosures about fair value measurements. The standard requires entities to disclose additional information regarding assets and liabilities that are transferred between levels of the fair value hierarchy and to present information about purchases, sales, issuances and settlements on a gross basis in the reconciliation of fair value measurements using significant unobservable inputs (“Level 3 reconciliation”). Additionally, the standard clarified existing guidance regarding the level of disaggregation of fair value measurements and disclosures regarding the valuation techniques and inputs utilized in estimating Level 2 and Level 3 fair value measurements. The Plan’s financial statements reflect the adoption of the accounting standard on January 1, 2010, except for the disclosures regarding purchases, sales, issuances and settlements in the Level 3 reconciliation, which will be effective, for the Plan, on January 1, 2011. The Plan does not anticipate that the adoption of this portion of the standard will have a material effect on the Plan’s financial statements.

In September 2010, the FASB issued ASU 2010-25 allowing participant loans to be measured at unpaid principal value plus accrued interest. Participant loans are no longer subject to the valuation and disclosure requirements of ASC 820. The adoption of this guidance did not have a material effect on the Plan’s financial statements.

In May 2011, the FASB issued ASU 2011-04 Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 is intended to improve comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments are of two types: (i) those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The update is effective for annual periods beginning after December 15, 2011. Plan management does not believe the adoption of this update will have a material impact on the Plan’s financial statements.

3.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated August 28, 2002, covering Plan amendments through October 30, 2001, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2010, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.

4.	Master Trust

As discussed in Note 2, the plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the plans participating in the Master Trust, and executes investment transactions as directed by participants.

The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

	2010	2009
Xerox Corporation Savings Plan	55.8%	54.3%
Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.3%	3.3%
Xerox Corporation Retirement Income Guarantee Plan	37.7%	39.4%
Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.2%	3.0%

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
The following financial information is presented for the Master Trust.

Statements of Net Assets of the Master Trust are as follows:

(in thousands)	2010	2009
Assets
Investments at fair value
Short term investments	$446,341	$167,762
Fixed income investments	2,372,568	1,264,052
Xerox common stock	176,339	125,094
Registered investment companies	203,735	113,958
Common and preferred stock	1,361,457	1,348,167
Common collective trusts	2,657,306	3,815,384
Interest in real estate trusts	72,548	55,036
Interest in partnerships/joint ventures	474,664	453,274
Unrealized gain on foreign exchange contracts	3,776	8,004
Purchased options	7,883	48,790
Variation margin on futures	15,872	—
Unrealized gain on open swap contracts	1,165	1,526

	7,793,654	7,401,047

Cash	2,089	1,094
Cash, segregated	45,229	56,235
Receivables
Accrued dividends and interest	28,865	22,852
Receivable for securities sold	25,220	6,192

Total assets	7,895,057	7,487,420

Liabilities
Payable for securities purchased	14,173	5,350
Accrued expenses	11,251	9,813
Due to custodian	—	460
Options written at value (premium received $13,394 and $40,484)	24,370	67,158
Variation margin on futures	—	5,750
Unrealized loss on foreign exchange contracts receivable	—	893
Unrealized loss on open swap contracts	1,163	—
Other	1,693	924

Total liabilities	52,650	90,348

Net assets of the Master Trust	$7,842,407	$7,397,072

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Statement of Changes in Net Assets of the Master Trust is as follows for the year ended December 31, 2010:

(in thousands)
Additions to net assets attributable to
Investments
Interest and dividends	$145,040
Net appreciation of investments	711,236
Other	3,008

Total additions from investments	859,284

Deductions from net assets attibutable to
Net transfers out of Master Trust *	382,587
Administrative expenses	31,362

Total deductions	413,949

Net increase in net assets available for benefits	445,335

Net assets available for benefits
Beginning of year	7,397,072

End of year	$7,842,407

*	Net transfers include employer contributions, employee contributions, benefit payments and other transfers.
Investment Strategy Fiduciary
The named fiduciary with respect to the overall investment strategy for the Master Trust investments, along with all other day to day fiduciary investment responsibilities, is the Xerox Retirement Investment Committee (“XRIC”). XRIC has been delegated investment fiduciary authority by the JAB. The Xerox Corporate Treasurer chairs the XRIC, which is composed of corporate members who oversee the management of the funds on a regular basis.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
During 2010, the Master Trust’s investments (including investments bought, sold, as well as held during the year) appreciated (depreciated) in value as follows for the year ended December 31, 2010:

(in thousands)
Fixed income investments	$59,341
Registered investment companies	53,724
Common and preferred stock	212,742
Common collective trusts	267,075
Xerox common stock	46,272
Futures contracts	34,114
Foreign currency contracts	(4,948)
Options contracts	(15,011)
Interest in real estate trusts	7,694
Interest in partnerships/joint ventures	53,648
Swap contracts	(3,415)

Net appreciation	$711,236

5.	Fair Value Measurement
ASC 820 defines fair value, establishes a market-based framework hierarchy for measuring fair value, and expands disclosures about fair value measurements in the footnotes to the financial statements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.
In accordance with ASC 820, fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the principal or most advantageous market of the asset.
ASC 820 established a three-tier hierarchy based on transparency of inputs to the valuation of an asset or liability:
Level 1:	Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities.

Level 2:	Prices determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in valuing a portfolio instrument. These may include quoted prices for similar securities, interest rates, foreign exchange rates, prepayment speeds, credit risk and others.

Level 3:	Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Plan administrator’s own assumptions about the factors market participants would use in valuing a portfolio instrument, and would be based on the best information available.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
According to the hierarchy each fund was assigned level 1, 2 or 3 based on where each fund’s assets were invested in. The Plan has no assets classified within level 3 of the valuation hierarchy.
Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value as of December 31, 2010
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Short term investments	$—	$446,341	$—	$446,341
Xerox common stock	176,339	—	—	176,339
Common and preferred stock
U.S. large cap	603,486	—	—	603,486
U.S. mid cap	235,745	—	—	235,745
U.S. small cap	229,670	—	—	229,670
Internationally developed	248,873	—	—	248,873
Emerging markets	43,683	—	—	43,683
Common collective trusts
Domestic equity	—	384,379	—	384,379
Fixed income	—	209,517	—	209,517
International equity	—	608,189	—	608,189
Domestic/International equity	—	1,455,221	—	1,455,221
Registered investment companies	203,735	—	—	203,735
Fixed income investments
Debt securities issued by government	—	1,249,759	—	1,249,759
Corporate bonds	—	1,071,141	—	1,071,141
Asset backed securities	—	51,668	—	51,668
Interest in partnerships / joint ventures	—	145,758	328,906	474,664
Interest in real estate trusts	—	—	72,548	72,548
Purchased options	—	7,883	—	7,883
Unrealized gain on foreign exchange contracts receivable and payable	—	3,776	—	3,776
Unrealized gain on futures contracts *	—	2,889	—	2,889
Unrealized gain on swap contracts	—	1,165	—	1,165

Total investment assets at fair value	$1,741,531	$5,637,686	$401,454	$7,780,671

	Investment Liabilities at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Liabilities:
Options written at value	$—	$24,370	$—	$24,370
Unrealized loss on futures contracts *	—	$37,774	—	37,774
Unrealized loss on swap contracts	—	$1,163	—	1,163

Total investment liabilities at fair value	$—	$63,307	$—	$63,307

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Table 2. Defined Contribution Plans only

	Investment Assets at Fair Value as of December 31, 2010
(in thousands)	Level 1	Level 2	Level 3	Total
Short term investments	$—	$214,256	$—	$214,256
Xerox common stock	176,339	—	—	176,339
Common and preferred stocks
U.S. large cap	273,590	—	—	273,590
U.S. mid cap	165,915	—	—	165,915
U.S. small cap	171,790	—	—	171,790
International equity	42,617	—	—	42,617
Common collective trusts
Domestic equity	—	322,691	—	322,691
Fixed income	—	209,517	—	209,517
International equity	—	363,165	—	363,165
Domestic/International equity	—	1,455,221	—	1,455,221
Fixed income
Debt securities issued by government	—	865,458	—	865,458
Corporate bonds	—	220,616	—	220,616
Asset backed securities	—	51,169	—	51,169
Registered investment companies	98,911	—	—	98,911

Total investment assets at fair value	$929,162	$3,702,093	$—	$4,631,255

There were no significant transfers between levels 1, 2 and 3 during 2010.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Below are the Master Trust and Defined Contributions Plans tables for 2009. In 2009, participant loans were subject to ASC 820 requirements.

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value as of December 31, 2009
(in thousands)	Level 1	Level 2	Level 3	Total
Short term investments	$—	$167,762	$—	$167,762
Xerox common stock	125,094	—	—	125,094
Common and preferred stock
U.S. large cap	623,414	—	—	623,414
U.S. mid cap	129,225	—	—	129,225
U.S. small cap	249,788	—	—	249,788
Internationally developed	175,113	105,851	—	280,964
Emerging markets	57,916	—	—	57,916
Real estate equity	6,860	—	—	6,860
Common collective trusts
Domestic equity	—	328,937	—	328,937
International equity	—	493,793	—	493,793
Domestic/International equity	—	1,292,580	—	1,292,580
Fixed income	—	292,670	—	292,670
Stable value fund	—	1,407,404	—	1,407,404
Registered investment companies	113,958	—	—	113,958
Fixed income investments
U.S. treasury securities	—	180,432	—	180,432
Debt securities issued by government	—	149,454	—	149,454
Corporate bonds	—	929,039	—	929,039
Asset backed securities	—	5,127	—	5,127
Interest in partnerships / joint ventures	—	154,647	298,627	453,274
Interest in real estate trusts	—	1,047	53,989	55,036
Purchased options	—	48,790	—	48,790
Unrealized gain on foreign exchange payable	—	8,004	—	8,004
Unrealized gain on futures contracts *	—	1,683	—	1,683
Unrealized gain on open swap contracts	—	1,526	—	1,526

Total investment assets at fair value	$1,481,368	$5,568,746	$352,616	$7,402,730

	Investment Liabilities at Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Options written at value	$—	$67,158	$—	$67,158
Unrealized loss on futures contracts *	—	43,165	—	43,165
Unrealized loss on foreign exchange receivable	—	893	—	893

Total investment liabilities at fair value	$—	$111,216	$—	$111,216

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statement of Net Assets of the Master Trust.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Table 2. Defined Contribution Plans only

	Investment Assets at Fair Value as of December 31, 2009
(in thousands)	Level 1	Level 2	Level 3	Total
Short term investments	$—	$11,387	$—	$11,387
Xerox common stock	125,094	—	—	125,094
Common and preferred stocks
U.S. large cap	244,709	—	—	244,709
U.S. mid cap	127,655	—	—	127,655
U.S. small cap	181,565	—	—	181,565
Common collective trusts
Domestic equity	—	259,069	—	259,069
International equity	—	346,405	—	346,405
Domestic/International equity	—	1,292,580	—	1,292,580
Fixed income	—	252,632	—	252,632
Stable value fund	—	1,407,404	—	1,407,404
Registered investment companies	13,938	—	—	13,938

Total investment assets at fair value	$692,961	$3,569,477	$—	$4,262,438

Level 3 Investment Assets
The Level 3 investment assets represent approximately five percent of the total Master Trust investments and are comprised of the private equity placement and real estate funds. The table below sets forth a summary of changes in the fair value of the Master Trust’s level 3 investment assets for the year ended December 31, 2010. The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

Table 3. Level 3 Investment Assets

	Investment Assets at Fair Value as of December 31, 2010
(in thousands)	Partnerships	Real estate	Total
Balance, beginning of year	$298,627	$53,989	$352,616
Realized gains / (losses)	(435)	4,316	3,881
Unrealized gains / (losses)	38,228	18,056	56,284
Purchases, sales, issuances, and settlements (net)	(7,514)	(3,813)	(11,327)

Balance, end of year	$328,906	$72,548	$401,454

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Fair Value Measurements of the Investments in Certain Entities that Calculate Net Asset Value per Share

					Redemption
			Unfunded		Frequency	Trade to	Redemption
	Fair Value		Commitments(in	Remaining	(if currently	Settlement	Notice
	(in millions)		millions)	Life	eligible)	Terms	Period
Commingled fund investing in Fixed Income [1]	$209.5		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Commingled fund investing in Domestic Equity [1]	$384.4		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Commingled fund investing in International Equity [1]	$608.2		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Commingled fund investing in mutual funds investing in fixed income and equity securites [1]	$1,455.2		—	N/A	daily, pending market conditions	1 to 3 days	N/A

Partnership Fund investing in International Equity [2]	$145.8		—	N/A	monthly	1 to 3 days	15 days

Private Equity Funds [3]	$328.9		$92.3	1 to 8 years	N/A	N/A	N/A

Private Real Estate Funds [4]	$72.5		$4.3	3 to 9 years	N/A	N/A	N/A

Total	$3,204.5	*	$96.6

*	The amount represents certain investments of the Master Trust that calculate net asset value per share.

[1]	These categories represent investments in Common Collective Trusts investing in domestic equity, international equity, fixed income and equity securities. All the Common Collective Trust funds have daily liquidity and are not subject to any redemption restrictions at the measurement date. The funds have different trading terms varying from one to three days.

[2]	This category includes one partnership fund that invests in international equity. The fund allows for monthly redemptions and contributions on the first of each month. The fund manager must be notified by the 15th of the proceeding month for redemptions and contributions.

[3]	This category includes 14 partnership funds that invest in private equity both domestically and internationally. These investments can never be redeemed during the life of the funds. Instead, distributions are received through the liquidation of the underlying assets of the funds. It is estimated that the underlying assets will be liquidated over the next 1 to 8 years. Unfunded commitments of $92.3M remain on eight of the funds.

[4]	This category includes 15 investments in domestic and international real estate funds. The fair value of these investments is estimated using the Net Assets Value (NAV) of the Trust’s ownership interest in

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
partners’ capital. The valuation inputs of these investments are derived from third party appraisals. These investments can never be redeemed during the life of the funds. Distributions from each fund will be received as the underlying investments if the funds are liquidated over the next 3 to 9 years. Unfunded commitments of $4.3M remain in twelve of the funds.
6. Stable Value Fund (Income Fund) Option
One of the participant directed investment options within the Master Trust is a stable value investment option (Income Fund) in which the Master Trust invests in investment grade fixed-income securities along with a series of investment contracts (“Wrap Contracts”) issued by insurance companies ING Life Insurance and Annuity Company, Pacific Life Insurance Company and Monumental Life Insurance Company (“Wrap Issuers”). The underlying investments wrapped by the Wrap Contracts are invested in a series of broadly diversified bond portfolios with short- to intermediate-term bonds that include U.S. dollar denominated corporate bonds, U.S. dollar denominated government/agency securities, mortgage-backed and other asset-backed securities, money market instruments and other fixed income securities. Under the Wrap Contracts, the Wrap Issuers allow maintenance of the Income Fund for participant reporting purposes at values reflecting principal plus credited interest. The net crediting rate of the Wrap Contracts cannot be set below zero, so the contract value at least equals the initial investment value of the investments constituting Wrapped Assets minus any redemptions from the Wrap Contracts. The net crediting rate generally is reset monthly. Assets not covered by the Wrap Contracts are generally invested in money market accounts and cash equivalents to provide necessary liquidity for participant withdrawals and exchanges. The periodical reset of the net crediting rate is affected by many factors, including but not limited to the investment performance of the Wrapped Assets, purchases and redemptions by participants, and changes in Income Fund investment strategies or procedures. The net crediting rate is influenced by the relationship of the fair value of the Wrapped Assets to the contract value of those Wrapped Assets. In calculating the net crediting rate, the ratio between the fair value and the contract value is generally amortized over the effective duration of the underlying investment. If the fair value of the Wrapped Assets is higher than their contract value, the net crediting rate will ordinarily be higher than the yield of the Wrapped Assets. Conversely, if the fair value of the Wrapped Assets is lower than their contract value, the net crediting rate will ordinarily be lower than the yield of the Wrapped Assets. Generally, the fair values of the Wrapped Assets move in the opposite direction of interest rates.
Information regarding the Plan’s interest in the Income Fund is as follows:

	December 31,	December 31,
(in thousands)	2010	2009	Change
Net assets at fair value	$105,294	$118,105	$(12,811)
Net assets (at contract value)	$104,163	119,686	(15,523)
Adjustment to contract value	(1,131)	1,581	(2,712)
The average yields are as follows:

	December 31,
	2010	2009
Based on bond equivalent yield	1.54%	5.35%
Based on interest rate credited to participants	2.80%	3.10%

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
The Income Fund and the Wrap Contracts are designed to pay participant-initiated transactions allowed by the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing investment options within the Plan) at contract value, which is the participant’s original investment minus redemptions plus accumulated interest based on the above mentioned crediting rates. However, the Wrap Issuers may limit the ability to transact at contract value upon the occurrence of certain events. These events include:
•	Merger, consolidation, sale of assets or other events (e.g., spin-offs or restructurings) within the control of a plan or a plan sponsor which results in redemptions in excess of the threshold established by the Wrap Contracts.

•	A mass layoff or early retirement incentive program or the filing of a petition in bankruptcy, which results in redemptions in excess of the threshold established by the Wrap Contracts.
Under certain conditions, the Wrap Issuer retains the right to terminate the contract at fair value. Reasons for termination include:
•	The Plan is disqualified by the Internal Revenue Service.

•	The Plan is terminated and its assets distributed to the participants.

•	The Income Fund ceases to meet its material obligations under the contact (such as a failure to comply with the investment guidelines or the addition of a competing investment option by a plan, etc.) and such breach is not cured within 30 days after notice.

•	The Income Fund assigns its interest in the contract without permission.

•	Upon investment manager termination, a new manager acceptable to the Wrap Issuers is not appointed within 30 days.

•	The Income Fund changes the underlying investment guidelines without the Wrap Issuer’s consent.

•	Investment discretion is granted to anyone except the manager or a subadvisor appointed by the manager and this continues for 30 days after notice.

•	The Income Fund engages in fraud or deceit relating to the Wrap Contract.

•	The Income Fund makes any misrepresentation of material facts relating to the Wrap Contract.

•	A plan makes a participant communication designed to induce participants to make transfers into or out of the Wrap Contract that the Wrap Issuers determine will materially and adversely impact their obligations under the Wrap Contract.

•	A plan makes certain Plan amendments or alterations in Plan administration that the Wrap Issuers reasonably determine will materially and adversely impact their obligations under the Wrap Contract.
The Plan administrator does not believe that the occurrence of any such event which would limit the Plan’s ability to transact at contract value with participants is probable.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
The Wrap Contracts contain net withdrawal limits applicable solely to the Plan, whereby once net withdrawals exceed a certain threshold, the Wrap Contracts reserve the right to make benefit payments at fair or market value instead of contract value.
There is no guarantee as to the future financial condition of a Wrap Issuer. The Wrap Issuer’s ability to meet its contractual obligations under the respective Wrap Contracts may be affected by future economic and regulatory developments in the insurance industries.
Effective March 1, 2010, the Income Fund is managed by INVESCO Advisors, Inc. The prior manager was Promark Investment Advisors. New contracts were entered into by the Xerox Corporation Savings Plan and the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the “Plans”) at the time of this transition whereby the Plans became the sole investors in the new contracts.
7. Derivative Policy
The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, and is limited to the use of derivatives allowed by the Investment Policy Statement, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures, forward currency contracts and interest rate swaps. When engaging in forward currency contracts, there is exposure to credit loss in the event of non-performance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments. During the year ended December 31, 2010, all the derivatives were used in the defined benefit plans of the Master Trust.
The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives.
Forward Foreign Currency Exchange Contracts
Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.
Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in the Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset.
Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2010 and 2009, the value of currencies under forward currency contracts represent less than 1% of total investments.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
A summary of open forward currency contracts of the Master Trust at December 31, 2010 and 2009 is presented below:

	2010 (in thousands)			2009 (in thousands)
			Unrealized			Unrealized
		Notional	App./		Notional	App./
	Value Date	Value	(Dep.)	Value Date	Value	(Dep.)
Purchased:
Australian Dollar		$—	$—	11/17/09-12/16/09	$2,001	$(30)
Euro	11/12/10-12/24/10	5,051	69	11/17/09	13,908	(473)
Japanese Yen	11/15/10	2,768	63	12/08/09-12/16/09	3,406	(149)
Pound Sterling	11/15/10-12/29/10	9,996	(134)	11/17/09-12/16/09	5,802	(179)
Swiss Franc	11/15/10	446	24	11/17/09-12/16/09	3,541	(31)
Norwegian Kroner	11/8/2010	509	2	11/06/09	631	(13)
Singapore Dollar		—	—	11/17/09	1,614	(18)
Hong Kong Dollar	12/16/10	621	1	12/16/09	592	—

		$19,391	$25		$31,495	$(893)

Sold:
Australian Dollar	11/08/10-11/15/10	$20,251	$(530)	11/06/09	$19,561	$266
Canadian Dollar	11/08/10-11/15/10	3,221	(48)		—	—
Euro	11/08/10-11/15/10	101,491	3,520	11/06/09-12/16/09	100,334	3,754
Japanese Yen	11/08/10-12/24/10	49,338	(57)	11/06/09-12/10/09	53,514	1,617
N. Zealand Dollar	11/8/2010	651	1	11/06/09	914	(6)
Pound Sterling	11/08/10-11/12/10	51,940	1,540	11/06/09	60,630	1,725
Swiss Franc	11/8/2010	19,352	(686)	11/06/09	25,067	459
Swedish Kroner	11/08/10-12/16/10	8,125	28	11/06/09-12/16/09	5,973	117
Singapore Dollar	11/8/2010	5,466	(28)	11/06/09	8,368	66
Hong Kong Dollar	11/8/2010	3,583	11	11/06/09	7,396	6

		$263,418	$3,751		$281,757	$8,004

Future Contracts
The Master Trust used equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives. Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (“initial margin”) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Trust will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2010 and 2009, the unrealized gains/losses on futures contracts represent less than 1% of investments.
As of December 31, 2010 and December 31, 2009, U.S. Treasury Bills with market value of $0 and $22,498,017, respectively, as well as cash balances of $45,229,000 and $32,815,000, respectively were pledged to cover margin requirements for open futures contracts.
A summary of open equity index futures and fixed income futures of the Master Trust at December 31, 2010 and 2009 is presented below:

	2010		2009
	Contracts	Notional	Contracts	Notional
(in thousands)	Long / (Short)	Value	Long / (Short)	Value

S&P 500 Emini Index Future	1,068	$66,910	2,350	$130,507
US Treasury Notes 10 yr Future	120	14,453	219	25,284
US Treasury Notes 5 yr Future	(28)	(3,296)	(33)	(3,775)
US Treasury 2 yr Future	(8)	(1,751)	(13)	(2,811)
US Treasury Bonds 30 yr Future	4,616	563,729	8,673	1,000,647
US Treasury Bonds Ultra Long Future	6,123	778,195	—	—

	11,891	$1,418,240	11,196	$1,149,852

Interest Rate Swap
The Master Trust entered into interest rate swap agreements to manage our interest rate exposure and to achieve a desired proportion of variable and fixed rate debt.
The following swap contracts were open at December 31, 2010:

						Notional
		Fixed		Floating	Maturity	amount	Value
Counterparty	Fixed payer	rate	Floating payer	rate	date	($ thousands)	($ thousands)
				3-Month
				USD
Credit Suisse First Boston	Master Trust	4.26%	Credit Suisse	LIBOR	12/9/2039	43,000	(1,163)
				3-Month
				USD
Deutsche Bank	Deutsche Bank	4.55%	Master Trust	LIBOR	4/1/2040	15,000	1,165
The Master Trust is in receipt of cash collateral of $1,210,000 from the broker and has posted $940,000 of cash collateral to the brokers.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
The following swap contracts were open at December 31, 2009:

							Notional
		Fixed	Floating	Floating	Effective	Maturity	amount	Value
Counterparty	Fixed payer	rate	payer	rate	date	date	($ thousands)	($ thousands)
Credit Suisse First Boston	Master Trust	4.26%	Credit Suisse	3-Month	12/9/2009	12/9/2039	43,000	1,526
				USD
				LIBOR
In 2009, the Master Trust was in receipt of cash collateral of $1,840,000 from the broker.
Options Contracts
The Master Trust may purchase and sell put and call options on securities. The Master Trust uses options to manage against changes in the market value of the Master Trust’s investments, mitigate exposure to fluctuations in currency values, or interest rates, or protect the Master Trust’s unrealized gains. In addition, the Master Trust may use options to facilitate investment transactions by protecting the Master Trust against a change in the market price of the investment, enhance potential gains, or as a substitute for the purchase or sale of securities or currency.
Exchange-traded options are valued using the National Best Bid and Offer (“NBBO”) close price. If the NBBO close price is not available, the NBBO bid (for long positions) or NBBO Ask (for short positions) will be used to value the option contract. Options traded over-the-counter are valued using a broker quotation or an internal valuation using an options pricing model such as Black-Scholes.
When the Master Trust writes an option, the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Master Trust on the expiration date as realized gains from written options. The difference between the premium and the amount paid for a closing purchase, including brokerage commissions, is also recorded as a realized gain / (loss). When an instrument is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of an instrument acquired or deducted from (or added to) the proceeds of the instrument sold.
Writing puts and buying calls may increase the Master Trust’s exposure to changes in the value of the underlying instrument. Buying puts and writing calls may decrease the Master Trust’s exposure to such changes. Losses may arise when buying and selling options if there is an illiquid secondary market for the options, which may cause a party to receive less than would be received in a liquid market, or if the counterparties do not perform under the term of the options.
Below is the summary of the purchased and written options contracts outstanding as of December 31, 2010:
Purchased options
(in thousands)

	Notional	Expiration
Description	amount	date	Value
EAFE put option	$104,718	12/31/2011	$4,227
RUT put option	15,862	12/31/2011	520
SPX put option	116,245	12/31/2011	3,136

			$7,883

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Written options
(in thousands)

	Notional	Expiration
Description	amount	date	Value
EAFE call option	$153,997	12/31/2011	$(7,622)
EAFE put option	92,952	12/31/2011	(2,662)
RUT put option	12,615	12/31/2011	(228)
RUT call option	23,327	12/31/2011	(3,198)
SPX put option	105,304	12/31/2011	(2,089)
SPX call option	170,949	12/31/2011	(8,571)

			$(24,370)

Total premiums received $13,393,848.
Below is the summary of the purchased and written options contracts outstanding as of December 31, 2009:
Purchased options
(in thousands)

	Notional	Expiration
Description	amount	date	Value
EAFE put option	$455,601	12/31/2010	$25,644
RUT put option	61,200	12/31/2010	3,461
SPX put option	469,190	12/31/2010	19,685

			$48,790

Written options
(in thousands)

	Notional	Expiration
Description	amount	date	Value
EAFE call option	$616,399	12/31/2010	$(20,543)
EAFE put option	366,625	12/31/2010	(9,647)
RUT call option	82,800	12/31/2010	(6,147)
RUT put option	40,896	12/31/2010	(740)
SPX call option	634,785	12/31/2010	(23,104)
SPX put option	373,693	12/31/2010	(6,977)

			$(67,158)

In 2009, total premiums received were $40,484,000.
During the year ended December 31, 2010, the Master Trust used purchased and written options to protect the portfolio from adverse movements in securities prices and enhance return.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2010:
Fair Value of Asset and Liability Derivative Contracts at December 31, 2010
(in thousands)

Derivatives not accounted for as hedging		Foreign	Interest
instruments	Equity	Exchange	Rate	Total
Assets:
Unrealized gain on futures contracts *	$857	$—	$2,032	$2,889
Purchased options	7,883	—	—	7,883
Unrealized gain on foreign exchange contracts	—	3,776	—	3,776
Unrealized gain on open swap contracts	—	—	1,165	1,165

	$8,740	$3,776	$3,197	$15,713

Liabilities:
Unrealized loss on futures contracts *	$32,313	$—	$5,461	$37,774
Options written at value	24,370	—	—	24,370
Unrealized loss on open swap contracts	—	—	1,163	1,163

	$56,683	$—	$6,624	$63,307

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2009:
Fair Value of Asset and Liability Derivative Contracts at December 31, 2009
(in thousands)

Derivatives not accounted for as hedging		Foreign	Interest
instruments	Equity	Exchange	Rate	Total
Assets:
Unrealized gain on futures contracts *	$1,587	$—	$96	$1,683
Purchased options	48,790	—	—	48,790
Unrealized gain on foreign exchange contracts payable	—	8,004	—	8,004
Unrealized gain on open swap contracts	—	—	1,526	1,526

	$50,377	$8,004	$1,622	$60,003

Liabilities:
Unrealized loss on futures contracts *	$—	$—	$43,165	$43,165
Options written at value	67,158	—	—	67,158
Unrealized loss on foreign exchange contracts receivable	—	893	—	893

	$67,158	$893	$43,165	$111,216

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2010:
(in thousands)

Derivatives not accounted for as hedging	Net Appreciation /
instruments	(Depreciation)
Futures contracts	$34,114
Foreign currency contracts	$(4,948)
Options contracts	$(15,011)
Swap contracts	$(3,415)

$10,740

During the year ended December 31, 2010, the average notional value of futures contracts was $1,407,648,159. The average value of futures contracts sold was $42,900,080. The average notional value of purchased options contracts was $34,015,338 and written options contracts was $42,088,665. The average notional value of interest rate swap contracts was $43,000,000 and $9,000,000 for contracts where the Master Trust receives and pays fixed rate, respectively. The average notional value of forward foreign currency exchange contracts was $282,194,415.
Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2009:
(in thousands)

Derivatives not accounted for as hedging	Net Appreciation /
instruments	(Depreciation)
Futures contracts	$(96,705)
Foreign currency contracts	(8,249)
Options contracts	(18,368)
Swap contracts	1,526

$(121,796)

During the year ended December 31, 2009, the average notional value of futures contracts was $1,892,526,847. The average notional value of options contracts was $620,237,664. For all other derivative types, the derivative contracts open at December 31, 2009 as a percentage of net assets were indicative of the volume of derivative activity during the year.
8. Securities Lending
The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the sub advisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral, if any, is invested in the State Street Quality A Short Term Investment Fund. In June 2009, Securities Lending in the Master Trust was suspended in the separate accounts of the Defined Contribution plans. However, there are a select number of collective funds in the Defined Contribution plans that continue to lend securities.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
9. Related Party Transactions
The Plan, along with the Xerox Corporation Savings Plan, invest in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2010, the Plans purchased common shares in the Fund in the approximate amount of $26,427,000, sold common shares in the Fund in the approximate amount of $21,454,000, and had net appreciation in the Fund of approximately $46,272,000. The total value of the Plans’ investment in the Fund was approximately $176,339,000 and $125,094,000 at December 31, 2010 and 2009, respectively. During 2010, dividends paid on Xerox Corporation common shares amounted to $2,555,000. These transactions, as well as participant loans, qualify as party-in-interest transactions. Furthermore, the Plan pays administrative expenses related to salaries of Xerox employees responsible for plan administration. In addition, certain funds are managed by an affiliate of the Trustee and the investment manager and therefore, qualify as party-in-interest transactions. The Plan also accepts rollovers from affiliated plan, the Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (“RIGP — Union Plan”) and these transactions qualify as party-in-interest. During the year ended December 31, 2010 there was one transfer of $119,000 from the Plan to Xerox Corporation Savings Plan.
10. Commitments and Contingencies
In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.
The Master Trust is committed to invest $856,703,724 in certain private equity and real estate funds, of which $760,101,430 has been contributed as of December 31, 2010.
11. Litigation
Carlson v. Xerox Corporation, et al.
The Plan is a member of the plaintiff class in a consolidated securities law action (consisting of 21 cases) that was pending in the United States District Court for the District of Connecticut against the Company, KPMG and Paul A. Allaire, G. Richard Thoman, Anne M. Mulcahy, Barry D. Romeril, Gregory Tayler and Philip Fishbach. Plaintiffs purported to bring this case as a class action on behalf of a class consisting of all persons and/or entities, including the Plan, who purchased Xerox common stock and/or bonds during the period between February 17, 1998 through June 28, 2002 and who were purportedly damaged thereby (“Class”). Two claims were asserted: one alleging that each of the Company, KPMG, and the individual defendants violated Section 10(b) of the 1934 Act and SEC Rule 10b-5 there under; and the other alleging that the individual defendants are also liable as “controlling persons” of the Company pursuant to Section 20(a) of the 1934 Act. On January 15, 2009, the Court entered an order and final judgment approving the settlement, awarding attorneys’ fees and expenses, and dismissing the action with prejudice. In December, 2009, the Master Trust received $29.4 million relating to its portion of the settlement to be allocated between the participating plans in the Master Trust. The distribution of the settlement was completed in January, 2010.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2010 and 2009
12. Subsequent Events
Subsequent events after the date of the Statement of Assets Available for Benefits and Statement of Changes in Assets Available for Benefits through the date of issuance have been evaluated in the preparation of the financials statements.
Effective February 1, 2011, Xerox Corporation Savings Plan and the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the “Plans”) entered into new Wrap Contracts. Individual contracts were executed with ING Life Insurance and Annuity Company, Pacific Life Insurance Company, Monumental Life Insurance Company, and Prudential Insurance Company of America. Additional sub-advisors were also added to the Income Fund on February 1, 2011. The inclusion of a fourth wrap provider and additional underlying sub-advisors has allowed for the implementation of more conservative investment guidelines applicable to the Income Fund.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Schedule H, Part IV, Item 4i - Schedule of Assets (Held at End of Year)
December 31, 2010
(in thousands)

Identity of Issuer,	Description of Investment Including
Borrower, Lessor,	Maturity Date, Rate of Interest,		Current
or Similar Party	Collateral, Par or Maturity Value	Cost	Value
* Investment interest in Master Trust	See Note 4	**	$255,364
* Participant loans	Loans to plan participants, maturity dates through 2024, interest rates on outstanding loans from 4.25% to 10.50%, per annum		11,443

Adjustment from fair value to contract value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts			(1,131)

			$265,676

*	Party-in-interest.

**	Cost is omitted for participant-directed investments.